POLAR SECURITIES FILES INFORMATION CIRCULAR FOR 2015 ANNUAL AND SPECIAL MEETING OF CENTRAL GOLDTRUST

—	Polar urges unitholders to vote the BLUE proxy to amend unit redemption features
—	Redemption amendments provide opportunity to eliminate persistent trading discount to net asset value
—	Polar nominates five highly qualified independent trustees who can put in place the redemption features and unlock tangible unitholder value

TORONTO, April 2, 2015 – Polar Securities Inc. ("Polar") announces that it has filed its information circular for the annual and special meeting of unitholders of Central GoldTrust (“CGT” or the “Trust”) to be held on May 1, 2015 (the “Meeting”). At the Meeting, unitholders will be asked to vote on a resolution to amend the redemption features of CGT’s trust units (“Units”) and to elect trustees for CGT, among other things.

Polar is proposing the following five highly qualified independent trustees (the “Polar Nominees”) to replace the incumbent trustees and shepherd CGT through the necessary changes:

—	Richard M. Maskobi – Mr. Maskobi worked for 15 years at Scotiabank, including serving as the Head of Physical Precious Metals for ScotiaMocatta, the division of Scotiabank that is a recognized world leader in the trading and storage of precious metals, including physical gold and silver.

—	Kurt W.M. Brands – Mr. Brands is the Vice President of Polar Capital Management Inc., an affiliate of Polar and also serves as the Chief Financial Officer and Director of a private company. Mr. Brands has over fifteen years of private equity and operations experience, including as the Chief Executive Officer of C.A. Bancorp, a TSX-listed company.

—	R. Gregory Lemaich – Mr. Lemaich is the Vice President and General Counsel at Polar. He has extensive experience in the structuring, ongoing compliance and governance matters of investment funds, both public and private.

—	Stephen T. Moore – Mr. Moore is the Managing Director of Newhaven Asset Management Inc., a wealth management company. Mr. Moore was the Chairman of the Board of Governors of CI Investments Inc. until July 2007, and is currently the Chair of the Governance Committee, and a member of the Audit Committee of CI Financial Corp.

—	Andrew J. Papierz – Mr. Papierz was an Executive Managing Director of BMO Nesbitt Burns’ Financial Products Group from 2000 – 2012, including managing the BMO’s Prime Brokerage group. He currently serves on the board of directors at Copernicus Lodge Foundation and Delisle Youth Services.

The incumbent trustees of CGT failed to engage in a constructive dialogue with Polar, and appear neither willing nor capable of putting in place the redemption features needed to decrease the trading discount of the Units and maximize value for all unitholders.

“Since April 2013, units of CGT have consistently traded at a significant discount to their net asset value. We are confident that the overwhelming cause of this underperformance is the lack of an effective redemption feature for the trust’s units,” said Paul Sabourin, Chief Investment Officer of Polar.

“The incumbent trustees, have in our view, consistently demonstrated a lack of independence from Stefan Spicer, CEO of CGT, and an inability to unlock tangible value to the benefit of all unitholders,” continued Mr. Sabourin.

Unitholders are urged to review Polar's information circular in its entirety for additional information on the matters in respect of which Polar is soliciting proxies, including the text of the special resolution to be submitted to unitholders at the Meeting in respect of the unit redemption amendment provisions.

POLAR SECURITIES INC.

Established in 1991, Polar is registered as an Investment Dealer, Investment Fund Manager and Futures Commission Merchant with the Ontario Securities Commission and is a member of the Investment Industry Regulatory Organization of Canada. Polar acts as the investment manager for certain investment funds and manages over CAD$2 billion of client funds. Polar’s investment philosophy focuses on capital preservation and low volatility. During its tenure, Polar has invested in more than 10 Canadian precious metals funds and more than 75 Canadian closed-end products and has extensive expertise in structuring, managing and investing in complex investment products.

For further information:

Unitholders of CGT:

Shorecrest Group Ltd.

1-888-637-5789 (toll free within North America)

647-931-7454 (collect calls accepted)

contact@shorecrestgroup.com

Media:

Riyaz Lalani

Bayfield Strategy, Inc.

(416) 907-9365

rlalani@bayfieldstrategy.com

Information Concerning the Polar Nominees

As set out in Polar’s information circular, the Polar Nominees are Richard M. Maskobi, Kurt W.M. Brands, R. Gregory Lemaich, Stephen T. Moore and Andrew Papierz. The table below sets out, in respect of each Polar Nominee, his or her name, province/state and country of residence, his or her principal occupation, business or employment within the five preceding years, and the number of Units beneficially owned, or controlled or directed, directly or indirectly, by such Polar Nominee.

Name, Province or State and Country of Residence[1]	Present Principal Occupation, Business or Employment and Principal Occupation, Business or Employment During the Preceding Five Years	Number of Units Beneficially Owned or Controlled or Directed (Directly or Indirectly)
Richard M. Maskobi Ontario, Canada	President, Smith Steel & Fabrication (since 2014) Managing Director, Global Banking and Markets at Scotiabank	Nil
Kurt W.M. Brands Ontario, Canada

Vice President at Polar Capital Management Inc., private equity investments (since 2012)

Chief Executive Officer, Chief Operating Officer, Vice President, Corporate Development, Principal, Direct Investments at C.A. Bancorp Inc. (2007-2012)

Nil
R. Gregory Lemaich Ontario, Canada	Vice President and General Counsel at Polar Securities Inc., investment management (since 2012) Vice President and General Counsel at Salida Capital LP, investment management (2010-2012)	Nil
Stephen T. Moore Ontario, Canada	Managing Director at Newhaven Asset Management, Inc., an investment firm.	Nil
Andrew J. Papierz Ontario, Canada	Retired. Former Executive Managing Director, Financial Products Group at BMO Nesbitt Burns Inc., from 2000-2012.	Nil

Note:

1.	Information set out in the table above has been provided by each Polar Nominee. Pursuant to CGTs amended and restated declaration of trust dated April 24, 2008 (the "Declaration of Trust"), the Administrator (as such term is defined in the Declaration of Trust) has the right to nominate two trustees of CGT to be elected at any meeting of CGT unitholders (the "Administrator Nominated Trustees"). Information relating to the Administrator Nominated Trustees is not known to Polar and is not reasonably within the power of Polar to obtain and has therefore been omitted in accordance with applicable securities laws. It is expected that such information in respect of the Administrator Nominated Trustees will be disclosed in a management information circular to be filed and sent to unitholders by CGT in connection with the Meeting.

Each of the Polar Nominees has consented to being named in Polar’s information circular and to serving as a trustee of the Trust and, if elected, will hold office until the close of the next annual meeting of unitholders or until he ceases to hold office in accordance with the terms of the Declaration of Trust. Additional biographical information of each Polar Nominee is provided below.

Richard Maskobi has been the President of Smith Steel & Fabrication since 2014. Prior to that, Mr. Maskobi worked for 15 years at Scotiabank, including serving as the Head of Physical Precious Metals for ScotiaMocatta, the division of Scotiabank that is a recognized world leader in the trading and storage of precious metals, including physical gold and silver. Mr. Maskobi also acted as the Chief Operating Officer for the ScotiaBank’s Energy and Agricultural Commodities trading division. Prior to joining ScotiaBank, Mr. Maskobi worked at the Canadian Imperial Bank of Commerce. Mr. Maskobi has served as a United States Marine, earned his Chartered Financial Analyst designation in 2003 and completed his Executive M.B.A. in the Kellogg-Schulich program in 2010.

Kurt Brands joined Polar Capital Management Inc., a private equity firm and affiliate of Polar, in 2012. Mr. Brands has over fifteen years of private equity and operating experience. From 2007 to 2012, Mr. Brands held numerous executive positions at C.A. Bancorp Inc. a publicly traded merchant bank. Mr. Brands’ roles included Vice-President, Corporate Development; Principal, Direct Investments; and Chief Operating Officer. In his final two years at C.A. Bancorp, Mr. Brands held the position of Chief Executive Officer and he successfully completed a realization of value for shareholders and subsequent sale of the company to a third party. From 2005 to 2007, Mr. Brands was a Senior Consultant at Everest Group, a global outsourcing advisory firm. He was engaged in a variety of client assignments, developing sourcing strategies for noncore business operations and negotiating commercial outsourcing agreements. Prior to that, Mr. Brands worked at IBM Canada from 1998 to 2004 and held numerous roles in finance and corporate development. Mr. Brands received a Masters of Business Administration degree from the Richard Ivey School of Business at the University of Western Ontario and his Bachelor of Commerce degree from Royal Roads University.

Greg Lemaich is the Vice President and General Counsel of Polar focusing on the structuring of Polar’s investment funds and investments, and providing advice on corporate governance issues. Prior to joining Polar in the fall of 2012, Mr. Lemaich was the General Counsel of Salida Capital LP, a Toronto-based investment fund manager. While in private practice, primarily at Goodmans LLP, his concentration was on securities laws matters and complex restructurings. He holds a B.A.Sc. in Industrial Engineering from the University of Toronto and a J.D. from the University of Toronto Faculty of Law. Mr. Lemaich became a member of the Law Society of Upper Canada in 2007.

Stephen Moore is the Managing Director of Newhaven Asset Management Inc., a wealth management company. Prior to January 2006, Mr. Moore held a number of senior positions in the financial services industry focused in the areas of investment research, institutional sales, corporate finance and private equity. Mr. Moore was the Chairman of the Board of Governors of CI Investments Inc. until July 2007, and is currently the Chair of the Governance Committee, and a member of the Audit Committee of CI Financial Corp. Mr. Moore is a trustee of the Advantaged Preferred Share Trust and a director of Pivot Technology Solutions Inc., where he serves as a member of the Audit and Compensation, Corporate Governance and Nominating Committees. Mr. Moore holds a B.A. in Economics and an M.B.A. from Queen’s University.

Andrew Papierz has 30 years of experience in the financial services industry, working for investment dealers, clearing agencies and trust companies. Most recently he was an Executive Managing Director of BMO Nesbitt Burns’ Financial Products Group from 2000-2012, where he was responsible for all aspects of the prime brokerage and securities lending business. He has also served as Chief Administrative Officer at RBC Dominion Securities in New York, President and Chief Executive Officer of the Canadian Derivatives Clearing Corporation, Managing Partner, Securities Operation at Royal Trust Corporation of Canada and Manager, Corporate Trust Service at Central Guaranty Trust Company. Mr. Papierz currently serves on the board of directors at Copernicus Lodge Foundation and Delisle Youth Services and was a past director at the Canadian Securities Lending Association and Canadian Derivatives Clearing Corporation. Mr. Papierz completed a B.A. in Economics from York University, an M.B.A. from Queen’s University and a Chartered Director Program from McMaster University.

Except as provided below, to the knowledge of Polar, no Polar Nominee is, at the date hereof, or has been, within 10 years before the date hereof: (a) a director, chief executive officer or chief financial officer of any company that (i) was subject to a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation that was in effect for a period of more than 30 consecutive days (each, an “order”), in each case that was issued while the Polar Nominee was acting in the capacity as director, chief executive officer or chief financial officer, or (ii) was subject to an order that was issued after the Polar Nominee ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer; (b) a director or executive officer of any company that, while such Polar Nominee was acting in that capacity, or within a year of such Polar Nominee ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or (c) someone who became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or became subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of such Polar Nominee.

Mr. Stephen T. Moore, was a trustee of Impax Energy Services Income Trust (“Impax”) from June 2006 to January 2010. Impax filed for creditor protection under the Companies’ Creditors Arrangement Act (Canada) in December 2009.

To the knowledge of Polar, as at the date hereof, no Polar Nominee has been subject to: (a) any penalties or sanctions imposed by a court relating to securities legislation, or by a securities regulatory authority, or has entered into a settlement agreement with a securities regulatory authority; or (b) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable securityholder in deciding whether to vote for a Polar Nominee.

CGT unitholders are urged to vote the BLUE proxy for the Polar Nominees and Polar’s proposed Unit redemption amendments to unlock tangible unitholder value for ALL unitholders.

Additional Information Relating to Public Broadcast Solicitations

The information contained in this news release is provided in accordance with Canadian securities laws applicable to public broadcast solicitations. To the extent required by applicable law, Polar is relying on the exemption under section 9.2(4) of National Instrument 51-102 – Continuous Disclosure Obligations of the Canadian Securities Administrators (“NI 51-102”) to make this public broadcast.

This press release and any solicitation made by Polar in advance of the Meeting is, or will be, as applicable, made by Polar, and not by or on behalf of the management of CGT. All costs incurred for any solicitation will be borne by Polar, provided that subject to applicable law, Polar may seek reimbursement from CGT of Polar’s out of pocket expenses, including proxy solicitation expenses and legal fees, incurred in connection with a successful reconstitution of the board of CGT, and/or the amendment of the Declaration of Trust.

Polar may solicit proxies by way of public broadcast, including through press releases, speeches or publications, and by any other manner permitted under applicable laws. Polar has also retained Shorecrest Group Ltd. (“Shorecrest”) as its shareholder and proxy advisor. Shorecrest will receive a fee of up to $130,000 for its services plus disbursements on the successful completion of Polar’s solicitation.

A registered holder of Units may revoke a proxy previously given: (i) by completing and signing a valid form of proxy bearing a later date and returning it in accordance with the instructions contained in the accompanying BLUE form of proxy or as otherwise provided in Polar’s information circular; (ii) by depositing an instrument in writing executed by such unitholder or by its attorney authorized in writing or, if the unitholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized: (a) at the principal office of the Trust at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof; or (b) with the chairman of the Meeting on the day of such meeting or any adjournment thereof; or (iii) in any other manner permitted by law. A non-registered unitholder may revoke a proxy (or a waiver of the right to receive meeting materials and to vote) given to their Intermediary at any time by written notice to the intermediary, except that the intermediary is not required to act on a revocation of a voting instruction form or form of proxy or a revocation of a waiver of a right to receive the meeting materials that is not received in accordance with the instructions set forth in such voting instruction form or form of proxy.

None of Polar and its directors and officers, or, to the knowledge of Polar, any associates or affiliates of the foregoing, or to the knowledge of Polar, any of the Polar Nominees or their respective associates or affiliates, has any material interest, direct or indirect, in any transaction since the commencement of the Trust’s most recently completed financial year, or in any proposed transaction which has materially affected or will materially affect the Trust or any of its subsidiaries.

None of Polar and its directors and officers, or, to the knowledge of Polar, any associates or affiliates of the foregoing, or to the knowledge of Polar, any of the Polar Nominees or their respective associates or affiliates, has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting, other than the election of trustees.

The registered address of CGT is located at 55 Broad Leaf Crescent, Ancaster, Ontario, L9G 3P2.

Polar’s information circular for the Meeting is being mailed and couriered to unitholders of CGT and has been filed, together with this press release, under CGT’s SEDAR profile at www.sedar.com.

If you have any questions or need assistance in voting your BLUE proxy, please contact Shorecrest Group Ltd. at 1-888-637-5789 (toll free within North America) or 647-931-7454 (collect calls accepted), or by email at contact@shorecrestgroup.com.